Exhibit 16.1

July 1, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Electro-Sensors, Inc. and Subsidiaries and, under the date of February 7, 2003, we reported on the consolidated financial statements of Electro-Sensors, Inc. and Subsidiaries as of and for the years ended December 31, 2002 and 2001. On June 24, 2003, our appointment as principal accountants was terminated. We have read Electro-Sensors, Inc. and Subsidiaries’ statements included under Item 4 of its Form 8-K dated June 24, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Electro-Sensors, Inc. and Subsidiaries’ statement that the change was approved by the board of directors and audit committee, or the statement that Virchow, Krause & Company, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Electro Sensors, Inc and Subsidiaries’ consolidated financial statements.

Sincerely,

/s/ Schweitzer Karon & Bremer, LLC